EXHIBIT 23

Independent Auditors’ Consent

The Board of Directors

Amtech Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-09917, 333-10117 and 333-47098) on Form S-3 and (Nos. 333-09911, 333-09909 and 333-46086) on Form S-8 of Amtech Systems, Inc. of our report dated December 12, 2003, with respect to the consolidated balance sheets of Amtech Systems, Inc. as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years ended September 30, 2003, which report appears in the September 30, 2003 annual report on Form 10-K of Amtech Systems, Inc.

Our report dated December 12, 2003 states that the consolidated financial statements of Amtech Systems, Inc. as of September 30, 2001 and for the year then ended were audited by auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements before the revisions described in Note 1 of the consolidated financial statements. As described in Note 1, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of October 1, 2002. In our opinion, the disclosures for fiscal year 2001 in Note 1 are appropriate. Also, as described in Note 1, the Company reclassified certain identifiable research and development costs from costs of sales to research and development expenses during the year ended September 30, 2003, and accordingly, the amounts relating to the fiscal years ending 2002 and 2001 were restated to conform to the fiscal year 2003 presentation. We audited the adjustments that were applied to restate the research and development expenses reflected in the fiscal year 2001 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the fiscal year 2001 consolidated financial statements of Amtech Systems, Inc. and subsidiaries other than with respect to such adjustments.

/s/ KPMG LLP

Phoenix, Arizona

December 23, 2003